Exhibit 99.1

DIRTT Reports Second Quarter 2023 Financial Results

CALGARY, Alberta, August 2, 2023 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (Nasdaq: DRTT, TSX: DRT), a leader in industrialized construction, today announced its financial results for the three and six months ended June 30, 2023. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Second Quarter 2023 Highlights

•	Revenue of $44.8 million, up 22% from the first quarter and flat compared to prior year period.

•	Gross Profit margin improvement of 1,849 bps from prior year period.

•	Achieved Adjusted EBITDA(1) of $1.9 million (4.1% of revenue), up $11.3 million from prior year period.

•	Liquidity of $28.1 million compared to $16.1 million at December 31, 2022.

•

On May 9, 2023, DIRTT entered into assignment and co-ownership agreements with Armstrong World Industries Inc. (AWI) resulting in cash inflow of $10.0 million and a gain on sale of patents and software of $6.1 million.

•	Fareeha Khan, Vice President of Finance, has been appointed CFO effective August 25, 2023.

(1)	See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer remarked “The excitement and energy at DIRTT is as high as it has been in a long time. The improved financial performance, stabilizing balance sheet and expanding partner network all give us confidence in the future of DIRTT. I am proud of the way our team has responded to the economic uncertainty experienced during early 2023 and encouraged by the increase in order pace, which began in April and has continued into the third quarter”.

Bradley Little, chief financial officer, added “The pricing, cost reduction and cash initiatives implemented over the past year have bolstered our liquidity and provided a solid platform from which to drive profitable growth for the future and also to navigate market uncertainty. We have made up considerable ground following a slower than expected start to 2023”.

DIRTT also announced the appointment of Fareeha Khan, vice president of finance, to the position of Chief Financial Officer, succeeding Brad Little who is departing the company. Mr. Little’s last day at DIRTT will be Friday, August 25, 2023, and Ms. Khan will formally assume the duties of CFO on Monday, August 28, 2023.

“We extend our heartfelt gratitude to Brad for his contributions to DIRTT during his tenure as CFO, said Benjamin Urban, CEO of DIRTT. “While we are sad to see him go, we fully support Brad’s decision to be closer to his family and wish him well.”

In addressing the appointment of Fareeha Khan, Benjamin added: “We are excited to have Fareeha as our new CFO. Her exceptional understanding of our financial landscape and deep knowledge of our business and strategy made her an exceptional fit. We have full confidence in Fareeha’s ability to build upon the strong financial foundation that Brad helped us establish.”

Ms. Khan has over 20 years of finance experience. Ms. Khan completed her Chartered Accountancy with Deloitte LLP and obtained her Bachelor’s in Accounting Science at the University of South Africa. After completing her studies, Ms. Khan worked at Deloitte LLP and PricewaterhouseCoopers LLP in multiple countries until she joined DIRTT in 2019. Ms. Khan is a member of the Institute of Chartered Accountants in England & Wales and the Institute of Chartered Accountants in Zimbabwe.

Second Quarter 2023 Results

Second quarter 2023 revenues were $44.8 million, an increase of 0.1% from the second quarter of 2022 and an increase of $8.0 million, or 22% from the first quarter of 2023. The modest year over year increase was driven by improved pricing and product mix, offset by a decrease in total order volume. Compared to the first quarter of 2023, second quarter activity is higher, in line with seasonal demand patterns and timing of project schedules.

Second quarter 2023 gross profit and gross profit margin were $14.6 million and 32.5% respectively , an increase of $8.3 million, or 132%, from $6.3 million and 14.0%, for the second quarter of 2022. The increase in gross profit margin was a result of realization of our price increases, better product mix, improved labor efficiency and better fixed cost leverage.

Second quarter 2023 Adjusted Gross Profit and Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) were $16.2 million and 36.2%, respectively, or an increase of $7.7 million and 91% compared to the prior year’s second quarter.

Sales and marketing expenses decreased by $1.2 million to $6.6 million for the quarter ended June 30, 2023, from $7.8 million for the quarter ended June 30, 2022. The decreases were largely related to a realignment of back office support, territory coverage and cost structure with current demand levels. We expect to increase the investment in this function during 2023 in order to support organic revenue growth.

General and administrative expenses decreased by $1.4 million to $5.5 million for the quarter ended June 30, 2023, from $6.9 million for the quarter ended June 30, 2022. The decrease was primarily related to a decrease in professional services of $1.3 million, which included $0.3 million related to the costs of the contested director elections.

Operations support expenses decreased by $0.7 million from $2.5 million for the quarter ended June 30, 2022, to $1.8 million for the quarter ended June 30, 2023. The decrease was primarily due to a $0.6 million decrease in salaries and benefits costs associated with the planned headcount reductions as part of our cost savings initiatives.

Technology and development expenses decreased by $0.6 million to $1.3 million for the quarter ended June 30, 2023, compared to $1.9 million for the quarter ended June 30, 2022, primarily related to decreased salaries and benefits costs associated with the planned headcount reductions as part of our cost savings initiatives.

During the quarter, the Company incurred $1.5 million in reorganization costs which relate primarily to termination costs associated with actions taken to streamline our back office and operational support functions.

On May 9, 2023, we entered into agreements with AWI for the partial assignment to AWI and co-ownership of a 50% interest in the rights, title and interest in certain intellectual property rights in a portion of the ICE Software that is used by AWI, as well as the knowledge transfer relating to certain source code of the ICE Software, for cash consideration. We also entered an agreement for the prepayment of certain development services. Cash proceeds of $10.9 million were received during the quarter and profit of $6.1 million recognized on this transaction. Further details on this transaction can be found in our Form 10-Q filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on August 2, 2023.

Net income for the quarter was $2.2 million compared to $(19.3) million for prior year’s second quarter. The increased net income is primarily the result of the higher gross profit margin and reduced operating expenses explained above as well as the profit from the AWI transaction.

Adjusted EBITDA and Adjusted EBITDA Margin (see “Non-GAAP Financial Measures”) for the quarter was a $1.9 million and 4.1%, respectively, an improvement of $11.3 million from a $(9.4) million and (21.1)% for the prior year’s second quarter. Improvements in Adjusted EBITDA for the quarter were due to the above noted reasons.

Outlook

Through the first six months of 2023 we have seen continued volatility in economic conditions, especially in regions with concentrated sales to the technology and banking sectors. These conditions included layoffs in the technology sector, reduction in short-term needs for office space, and increasing interest rates impacting borrowings resulting in certain larger projects that were planned for the first two quarters of 2023 being deferred or canceled.

In response, we identified and took action to reduce annualized overhead costs by $5.0 million during the first quarter of 2023. Further, on May 8, 2023, the Company reduced its salaried workforce, resulting in annualized savings of $2.6 million. One-time costs associated with these reductions, incurred in the second quarter of 2023, were approximately $0.7 million.

In some aspects, the macroeconomic uncertainty has subsided. Various inflation metrics have improved over the three months ended June 30, 2023 and certain recession indicators have eased. We have seen improved demand for our products, beginning in mid-April. From May 1 to June 30, 2023, the Company generated $33.3 million in total revenue and an associated $3.5 million in Adjusted EBITDA, with Adjusted Gross Profit during the same period of 39.2%. Further, we have been awarded several large projects during the second quarter of 2023, including Bechtel and Visa, which began to order during the second quarter of 2023, with Apache expected to order during the second half of 2023. These projects are expected to deliver an aggregate of $10 to $15 million in revenue during 2023.

Total revenue for the second quarter of 2023 increased by approximately $8.0 million, or 22% from the first quarter of 2023. We expect a sequential increase in revenue in the third quarter of 2023 over the second quarter of 2023, though not to the same extent.

For 2023, we continue to project low to mid-single digit growth in total revenue over 2022, a trend we expect to continue into 2024 based on our current twelve month forward pipeline.

We have meaningfully reduced our cost footprint and lowered our estimated revenue breakeven point. In tandem with the improved gross profit percentages and the cash initiatives discussed above, we believe we are positioned to weather the current macroeconomic conditions, while continuing to invest in our technology and commercial organizations. We will continue to evaluate our cost structure and respond to the inflationary impacts to labor, materials and services in an efficient manner consistent with our goal to maintain healthy gross profit and Adjusted EBITDA margins.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for August 3, 2023 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Bradley Little, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event start, although you may register and dial in at any time during the call.

Investors are invited to submit questions to ir@dirtt.com before the call. Supplemental information slides will be available within the webcast and at dirtt.com prior to the call start.

A webcast replay of the call will be available on DIRTT’s website.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Product revenue	43,534	43,091	79,010	80,542
Service revenue	1,219	1,610	2,451	2,445

Total revenue	44,753	44,701	81,461	82,987

Product cost of sales	29,484	37,185	56,907	71,792
Service cost of sales	712	1,240	1,315	1,632

Total cost of sales	30,196	38,425	58,222	73,424

Gross profit	14,557	6,276	23,239	9,563

Expenses
Sales and marketing	6,626	7,777	12,141	15,005
General and administrative	5,501	6,877	11,334	14,870
Operations support	1,822	2,528	3,812	5,026
Technology and development	1,277	1,879	2,816	4,019
Stock-based compensation	678	1,326	1,474	2,628
Reorganization	1,465	5,163	2,536	8,855
Related party expense (recovery)	(532)	—	1,524	—

Total operating expenses	16,837	25,550	35,637	50,403

Operating loss	(2,280)	(19,274)	(12,398)	(40,840)

Government subsidies	88	49	236	624
Gain on sale of software and patents	6,145	—	6,145	—
Foreign exchange (loss) gain	(620)	1,246	(881)	514
Interest income	106	20	110	31
Interest expense	(1,233)	(1,329)	(2,440)	(2,659)

	4,486	(14)	3,170	(1,490)

Net income (loss) before tax	2,206	(19,288)	(9,228)	(42,330)

Income taxes
Current and deferred income tax expense (recovery)	—	—	—	—

	—	—	—	—

Net income (loss)	2,206	(19,288)	(9,228)	(42,330)

Net income (loss) per share
Net income (loss) per share - basic	0.02	(0.22)	(0.09)	(0.49)
Net income (loss) per share - diluted	0.01	(0.22)	(0.09)	(0.49)

Non-GAAP Financial Measures

Our condensed consolidated interim financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period over period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences, reorganization expense, one-time non-recurring charges or gains (such as gain on sale of software and patents), and stock-based compensation. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We remove the impact of under-utilized capacity from gross profit, and fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expenses, foreign exchange gains and losses and impairment expenses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation, and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation, and amortization

Adjusted EBITDA	EBITDA adjusted to remove foreign exchange gains or losses; impairment expenses; reorganization expenses; stock-based compensation expense; government subsidies; one-time non-recurring charges and gains; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and six months ended June 30, 2023 and 2022 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

	($ in thousands)		($ in thousands)
Net income (loss) for the period	2,206	(19,288)	(9,228)	(42,330)
Add back (deduct):
Interest Expense	1,233	1,329	2,440	2,659
Interest Income	(106)	(20)	(110)	(31)
Depreciation and Amortization	2,524	3,344	5,199	7,966

EBITDA	5,857	(14,635)	(1,699)	(31,736)
Foreign exchange (gain) loss	620	(1,246)	881	(514)
Stock-based compensation	678	1,326	1,474	2,628
Government subsidies	(88)	(49)	(236)	(624)
Related party expense (recovery) (1)	(532)	—	1,524	—
Reorganization expense	1,465	5,163	2,536	8,855
Gain on sale of software and patents(2)	(6,145)	—	(6,145)	—

Adjusted EBITDA	1,855	(9,441)	(1,665)	(21,391)

Net Income (Loss) Margin(1)	4.9%	(43.1)%	(11.3)%	(51.0)%

Adjusted EBITDA Margin	4.1%	(21.1)%	(2.0)%	(26.3)%

(1)	Net income (loss) divided by revenue.
(2)

The related party transaction is a non-recurring transaction that is not core to our business and is excluded from the Adjusted EBITDA calculation (Refer to Note 17 of the consolidated interim financial statements).

(3)

The Gain on sale of software and patents that is a non-recurring transaction is not core to our business and is excluded from the Adjusted EBITDA calculation (Refer to Note 7 of the consolidated interim financial statements).

The following table presents a reconciliation for the three and six months ended June 30, 2023 and 2022 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

	($ in thousands)		($ in thousands)
Gross profit	14,557	6,276	23,239	9,563
Gross profit margin	32.5%	14.0%	28.5%	11.5%
Add: Depreciation and amortization expense	1,643	2,188	3,425	5,660

Adjusted Gross Profit	16,200	8,464	26,664	15,223

Adjusted Gross Profit Margin	36.2%	18.9%	32.7%	18.3%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding revenues; project delivery and the timing thereof; implementation of our strategic plan, including the effects of our improved cost structure; profitable future growth; the effects of our strategic initiatives and the timing thereof; general economic conditions and rising interest rates; our beliefs about our twelve-month forward sales and qualified leads pipeline; large projects and the timing and revenue as a result thereof; our beliefs about future revenue, Adjusted EBITDA, unrestricted cash, activity levels and the timing thereof; our beliefs about the impact of future revenue on cash flow, and the timing thereof; our ability to weather economic conditions and invest in technology and commercial organizations; and the continued evaluation of our cost structure.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 22, 2023 as supplemented by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on August 2, 2023.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in Calgary, AB Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com